EXHIBIT 99.1

CONTACTS:	Investor Relations	U.S. Media Relations	European Media Relations
	Thor Erickson	Fred Roselli	Ros Hunt
	1 (678) 260-3110	1 (678) 260-3421	44 (0) 7528 251 022

COCA-COLA ENTERPRISES, INC. SHAREOWNERS APPROVE
TRANSACTION TO CREATE COCA-COLA EUROPEAN PARTNERS PLC;
CLOSING EXPECTED IN COMING DAYS

ATLANTA, May 24, 2016 - Coca-Cola Enterprises, Inc. (NYSE/Euronext Paris: CCE) announced today that its shareowners have approved the pending transaction to create Coca-Cola European Partners plc. CCE shareowner approval represents a key step in the process of completing the transaction. A European Union listing prospectus is expected to be finalized on or about May 25, 2016, and closing is expected to occur on or about May 28, 2016.
After the closing of the transaction, Coca-Cola European Partners will be the world’s largest independent Coca-Cola bottler based on net sales and will combine the bottling operations of Coca-Cola Enterprises, Inc., Coca-Cola Iberian Partners, S.A.U., and Coca-Cola Erfrischungsgetränke GmbH.
Shares of Coca-Cola European Partners are expected to start trading simultaneously in New York, London, and Amsterdam on Tuesday, May 31, 2016, at 9:30 a.m. EDT/14:30 BST/15:30 CEST. In Spain, trading is expected to start on Thursday, June 2, 2016, at 6:00 a.m. EDT/11:00 BST/ 12:00 CEST.
“The creation of Coca-Cola European Partners will generate important benefits for each of our stakeholders,” said John F. Brock, chairman and chief executive officer of CCE. “As a larger, consolidated organization, the three companies will be positioned to realize synergies, capture marketplace opportunities, and to deliver shareowner value.”

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EXHIBIT 99.1

ABOUT CCE
Coca-Cola Enterprises, Inc. is the leading Western European marketer, producer, and distributor of nonalcoholic ready-to-drink beverages and one of the world’s largest independent Coca-Cola bottlers. CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. CCE operates with a local focus and has 17 manufacturing sites across Europe, where the company manufactures nearly 90 percent of its products in the markets in which they are consumed. Sustainability is core to CCE’s business, and the company has been recognized by leading organizations in North America and Europe for its progress in water use reduction, carbon footprint reduction, and recycling initiatives. For more information about CCE, please visit www.cokecce.com and follow the company on Twitter at @cokecce.

Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and other SEC filings.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.
In connection with the proposed transaction, Coca-Cola European Partners has filed with the SEC a registration statement on Form F-4 that includes a definitive proxy statement/prospectus regarding the proposed transaction. A definitive proxy statement/prospectus and a proxy supplement were mailed to CCE’s shareowners in connection with the proposed transaction.

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